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                                                                    Exhibit 99.1

                                   FOR:   McNaughton Apparel Group Inc.

                           APPROVED BY:   Peter Boneparth
                                          Chief Executive Officer
                                          Amanda Bokman
                                          Chief Financial Officer
                                          (212) 947-2960
FOR IMMEDIATE RELEASE
---------------------
                            CONTACT:      Investor Relations:
                                          David Walke/Shannon Moody
                                          Press: Michael McMullan/David Nugent
                                          Morgen-Walke Associates
                                          (212) 850-5600


           MCNAUGHTON APPAREL GROUP INC. ANNOUNCES EARLY RETIREMENT
             OF EARN OUT OBLIGATION TO SELLERS OF MISS ERIKA, INC.

     New York, New York, August 5, 1999 - McNaughton Apparel Group Inc. (Nasdaq:MAGI) today announced that it had retired approximately two-thirds of the earn-out obligation payable to the sellers of Miss Erika, Inc. for $10.0 million in cash. In September 1997, the Company acquired Miss Erika, Inc., a New York-based apparel manufacturer of moderate women's casual separates, for an initial purchase price of $24.0 million, with additional consideration payable based upon the achievement of certain earnings targets in the fiscal years ended October 31, 1998 and November 6, 1999.

     The interests retired were owned by two investment funds who desired to monetize their portion of the earn-out payment due to closure of the funds in which these investments were held. The remaining one-third of the earn-out will be paid in February 2000 in accordance with the terms of the Miss Erika acquisition agreement, primarily to members of the current executive management team of Miss Erika, who declined the Company's offer to pay an early and potentially discounted cash payment.

                                   - more -
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MCNAUGHTON APPAREL GROUP INC. ANNOUNCES EARLY                         Page: 2
RETIREMENT OF EARN OUT OBLIGATION TO SELLERS OF MISS ERIKA, INC.

     Peter Boneparth, Chief Executive Officer of McNaughton Apparel Group Inc., commented, "Our Miss Erika acquisition has proven to be an outstanding investment for the Company. It continues to perform well above our initial expectations and has contributed significantly to overall operating profits."

     Mr. Boneparth concluded, "Given the favorable earnings trends at Miss Erika, we are extremely excited because we believe that we were able to retire this portion of the earn-out obligation at a substantial discount."

     McNaughton Apparel Group Inc., designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R) and Jamie Scott(R), through its subsidiary Jeri-Jo Knitwear, Inc.

     This press release contains forward-looking information about the Company's anticipated operating results. The Company's ability to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors would be a deterioration in retailing conditions for women's and juniors' apparel, an increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with the integration of Miss Erika's and Jeri-Jo's businesses, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, year 2000 issues, particularly with respect to the Company's vendors and customers, unanticipated problems arising out of Norton McNaughton of Squire's relocation of its distribution function to South Carolina where the activities will be performed "in-house", and weather conditions which could impact retail traffic and the Company's ability to ship on a timely basis. Accordingly, there can be no assurance that the Company will achieve its anticipated operating results.
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